UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




                        Date of Report November 18, 2005
              (Date of earliest event reported) November 14, 2005



                           CONTANGO OIL & GAS COMPANY
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                  001-16317             95-4079863
  (State or other jurisdiction       (Commission           (IRS Employer
        of incorporation)           File Number)        Identification No.)



                        3700 BUFFALO SPEEDWAY, SUITE 960
                              HOUSTON, TEXAS 77098
                    (Address of principal executive offices)

                                 (713) 960-1901
              (Registrant's telephone number, including area code)



                                       N/A
          (Former name or former address, if changed since last report)




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ITEM 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         On November 14, 2005, the Company announced financial results for the quarter ended September 30, 2005.

         Contango Oil & Gas Company (AMEX:MCF) reported net income attributable to common stock for the three months ended September 30, 2005 of $0.1 million, or $0.01 per basic and diluted share, compared to net income attributable to common stock for the three months ended September 30, 2004 of $1.4 million, or $0.11 per basic and diluted share. Natural gas and oil sales from continuing and discontinued operations for the three months ended September 30, 2005 were $1.2 million, down from $6.7 million for the three months ended September 30, 2004. The decrease in revenue was primarily the result of the sale of our south Texas natural gas and oil interests completed in December 2004. The $1.2 million of revenue for the current quarter reflects primarily production from new reserves and production from south Texas properties not included in the sale. EBITDAX was $0.7 million for the three months ended September 30, 2005, down from EBITDAX for the three months ended September 30, 2004 of $5.0 million.


ITEM 5.02.  RETIRING DIRECTOR

         On November 18, 2005, Contango Oil & Gas Company announced at it Annual Meeting of Stockholders, the retirement of Joseph S. Compofelice as director, effective November 18, 2005.


ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits


Exhibit No. Description of Document
----------- --------------------------------------
     99.1   Press release dated November 14, 2005.
     99.2   Press release dated November 18, 2005



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           CONTANGO OIL & GAS COMPANY



Date:  November 18, 2005   By:   /s/  KENNETH R. PEAK
                                 --------------------------------------------
                                 Kenneth R. Peak
                                 Chairman and Chief Executive Officer